                                                                      Exhibit 12

Calculation of Ratio of Earnings to Fixed Charges

                                                                                                                Forty-Six
                                                                                                                weeks from
                                                                      Three fiscal         Fiscal year          May 7, 1999
                                                                     quarters ended           ended               through
                                                                    December 24, 2001     March 26, 2001        March 27, 2000
                                                                    -----------------     --------------        --------------
Earnings:
Income (loss) before income taxes and extraordinary charge               (9,168)               (8,421)              (17,569)
Addback:
Fixed charges                                                            49,093                72,343                57,878
                                                                        -------               -------               -------

Earnings available for fixed charges                                     39,925                63,922                40,309

Fixed Charges:
Interest on debt                                                         48,581                71,742                57,466
Interest element of rentals                                                 512                   601                   412
                                                                        -------               -------               -------

Total Fixed Charges                                                      49,093                72,343                57,878

Ratio of Earnings to Fixed Charges                                          0.8                   0.9                   0.7
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
                                                                     Six
                                                                  weeks from
                                                                   March 30,     Fiscal year
                                                                    through         ended
                                                                  May 6, 1999   March 29, 1999
                                                                  -----------   --------------
Earnings:
Income (loss) before income taxes and extraordinary charge           1,952           21,455
Addback:
Fixed charges                                                        4,899           47,426
                                                                     -----           ------

Earnings available for fixed charges                                 6,851           68,881

Fixed Charges:
Interest on debt                                                     4,837           46,897
Interest element of rentals                                             62              529
                                                                     -----           ------

Total Fixed Charges                                                  4,899           47,426

Ratio of Earnings to Fixed Charges                                     1.4              1.5
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